Exhibit 10.25

EXHIBIT F

TO

CONTRIBUTION AGREEMENT

SALES INDEMNITY AND DEBT GUARANTEES

ARTICLE 1—ADDITIONAL DEFINED TERMS

Agreement: Means the Contribution Agreement to which this Exhibit F is attached.

Code: Means the Internal Revenue Code of 1986, as amended, and references to sections of the Code shall include any successor provisions thereto.

Disposition: Means any sale, assignment, pledge, encumbrance, hypothecation, mortgage, exchange, or any swap agreement or other arrangement that transfers all or a portion of the economic consequences associated with the Partnership Units of the Contributors as a group, provided that the following shall not constitute Dispositions: (i) a pledge of all or a portion of the Partnership Units of the Contributors to secure bona fide indebtedness that does not exceed sixty percent (60%) of the value of the pledged Partnership Units of the Contributors at the time such indebtedness is incurred so long as no foreclosure has occurred; (ii) any pledge of Partnership Units to the Operating Partnership; and (iii) a Permitted Disposition.

General Partner: Means the general partner of the Operating Partnership.

Guarantee Agreement: Means an agreement between the Operating Partnership, a Contributor or another Guarantee Partner and possibly a lender (or with a lender as a third party beneficiary), pursuant to which such Contributor or such other Guarantee Partner guarantees debt of the Operating Partnership, which guarantee may be on a “bottom dollar basis” provided it is on a pari passu basis with the other Guarantee Partners and/or other partners of the Operating Partnership, and which agreement may be in the form of a guarantee or contribution agreement. The initial Guarantee Agreement shall be entered into prior to or contemporaneously with the closing of the Public Offering.

Guarantee Amount: Shall mean an amount specified by each Contributor with respect to each Contributor which is set forth in the Guarantee Agreement for each such Contributor, provided the aggregate Guarantee Amount for all of the Contributors shall not exceed Four Hundred Forty Three Million Seven Hundred Fifty Thousand Dollars ($443,750,000).

Guaranteed Debt: Means the debt guaranteed by a Contributor or other Guarantee Partner pursuant to a Guaranty Agreement.

Guarantee Opportunity: Shall have the meaning set forth in Section 3(a).

Guarantee Partner: Means a person who guarantees debt of the Operating Partnership in connection with (i) their contribution of property to the Operating Partnership in exchange for Partnership Units in the Formation Transactions; or (ii) their contribution of

Exhibit F

property to the Operating Partnership pursuant to the Operating Partnership’s exercise of rights under an Option Agreement.

Option Agreement: Means an agreement entered into or acquired by the Operating Partnership in connection with the Formation Transactions pursuant to which the Operating Partnership has the right to require the contribution of certain properties (or indirect interests therein) to the Operating Partnership, to the extent such contribution may be made in exchange for Partnership Units.

Partnership Units Sale Restriction: The Contributors shall have satisfied this requirement with respect to a period if at the end of such period, aggregate Dispositions by the Contributors of Partnership Units received in the Formation Transactions or pursuant to an Option Agreement have not caused the Partnership Units then owned by the Contributors to be less than fifty percent (50%) of the aggregate Partnership Units issued to the Contributors in connection with the Formation Transactions and pursuant to an Option Agreement. In the event that Contributors cease to satisfy this requirement, Contributors shall notify the parties listed, at the addresses provided, in Article 5 of this Exhibit F.

Permitted Disposition: Means a Disposition to (i) a member of the immediate family or an affiliate of the applicable Contributor, (ii) a charitable organization a contribution to which would be deductible pursuant to Section 170 of the Code, (iii) any partnership, limited liability company or trust, the partners, members or beneficiaries, as applicable, of which are exclusively one or more of the Contributors or members of the immediate family or affiliates of such Contributors and/or a charitable organization a contribution to which would be deductible pursuant to Section 170 of the Code, or (iv) a beneficiary, partner, member or shareholder by the trust, partnership, limited liability company or corporation in which such person owns an interest, provided that any such Disposition shall not involve a Disposition for value (other than the issuance or redemption of an interest in the transferor or a reduction in the transferor’s share of liabilities of the Operating Partnership); provided further that for purposes of the Partnership Units Sale Restriction, a Contributor shall be treated as continuing to own any Partnership Units which were subject to a Permitted Disposition unless and until there has been a Disposition by a permitted transferee, which shall be treated as a Disposition by such Contributor.

Protected Period: Means with respect to each Contributor for each Property and the Guarantee Opportunity, the period commencing on the closing date of the Formation Transactions and ending on the “Initial Period” anniversary of the closing date of the Formation Transactions, provided, however, that the Protected Period shall be increased by successive one-year extension periods, if the Contributors satisfy the Partnership Units Sale Restriction at the expiration of the prior period, with the Contributors’ final extension period ending on the “Final Period” anniversary of the closing date of the Formation Transactions.

The Initial Period and Final Period for each Property and the Guarantee Opportunity are as follows:

Property	Initial Period	Final Period
Gas Company Tower	9th	12th

Exhibit F

Library Tower	9th	12th
Solana	9th	12th
KPMG Tower	9th	12th
Plaza Las Fuentes (excluding the hotel)	7th	10th
Wells Fargo Tower	7th	10th
Glendale Center	None	None
Plaza Las Fuentes Hotel	None	None
808 South Olive	None	None
Guarantee Opportunity	9th	12th

Qualifying Debt: Means indebtedness of the Operating Partnership that is described in (i), (ii) or (iii) below:

(i) In the case of indebtedness secured by any property or other asset of the Operating Partnership and not recourse to all of the assets of the Operating Partnership, the aggregate amount of all indebtedness secured by such property must not exceed seventy-five percent (75%) of the fair market value (as determined by the Board in its reasonable judgment) of such property at the time that the Guarantee Opportunity is first effective. Nonrecourse debt of a subsidiary of the Operating Partnership shall be treated as debt of the Operating Partnership provided the Operating Partnership guarantees such debt and will permit the Contributor to indemnify the Operating Partnership from certain losses associated with such guarantee on terms which are similar to those set forth in such Contributor’s Guarantee Agreement and reasonably acceptable to the Operating Partnership and the Contributor;

(ii) In the case of indebtedness that is recourse to all of the assets of the Operating Partnership, the indebtedness is at all times the most senior indebtedness recourse to all the assets of the Operating Partnership (but there shall not be a prohibition against other indebtedness that is pari passu with such indebtedness) and the amount of the indebtedness outstanding is at all times at least equal to one hundred fifty percent (150%) of the aggregate amount of the guarantees provided with respect to such indebtedness; or

(iii) Any other indebtedness approved by Robert F. Maguire III (or his successor or designee) in his sole and absolute discretion.

In addition, debt which satisfies requirement (i) or (ii) above (but not requirement (iii) above) will not be Qualifying Debt if and when either of the following occurs:

(i) There are other guarantees with respect to the same indebtedness that are prior to (i.e., with less economic risk) the Guarantee Opportunity provided to the Contributors pursuant hereto; or

(ii) There are other guarantees with respect to the same indebtedness that are pari passu with the Guarantee Opportunity provided to the Contributor

Exhibit F

pursuant hereto, and the amount of all such guarantees (including the Contributor’s guarantee) exceed seventy five percent (75%) of the fair market value of the real estate which is security for such indebtedness measured at the time any such guarantee is first effective (as determined by the Board in its reasonable judgment).

Notwithstanding the foregoing, there shall be no prohibition on guarantees of other portions of Qualifying Debt, and the above limitations shall not apply with respect to any guarantee of such debt by the Company, provided each Contributor is offered the opportunity to enter into an agreement with the Company providing that such Contributor will indemnify the Company from certain losses associated with such debt on terms which are similar to those set forth in the Contributors’ Guarantee Agreement with respect to the debt of the Operating Partnership.

ARTICLE 2—SALES INDEMNITY ON PROTECTED PROPERTY

(a) In the event that the Operating Partnership directly or indirectly sells, exchanges, or otherwise disposes of any Property or any interest therein (including without limitation, by way of merger, sale of assets or otherwise) during the term of the Protected Period, the Operating Partnership shall indemnify each Contributor for damages resulting to the Contributor from such sale, exchange or disposition, as provided below. The benefit of this indemnity may be waived on behalf of all Contributors by Robert F. Maguire III (or his successor or designee), which waiver may be given or withheld in his sole and absolute discretion.

(b) Section 2(a) shall not apply to the disposition of a Property if (i) such disposition qualifies as a like-kind exchange under Section 1031 of the Code, or an involuntary conversion under Section 1033 of the Code, or other transaction (including, but not limited to, a contribution of property to any entity that qualifies for the nonrecognition of gain under Section 721 or Section 351 of the Code, or a merger or consolidation of the Operating Partnership with or into another entity that qualifies for taxation as a “partnership” for federal income tax purposes (a “Successor Partnership”)), in each case that does not result in the recognition of any taxable income or gain to the Contributor with respect to the Contributor’s Partnership Units; provided, however, that: (1) in the event of a disposition of a Property under Section 1031 or Section 1033 of the Code or pursuant to another tax deferred transaction, any property that is acquired in exchange for or as a replacement for such Property shall thereafter be considered that Property for purposes of this Exhibit F; (2) if a Property is transferred to another entity in a transaction in which gain or loss is not recognized, the interest of the Operating Partnership in such entity shall thereafter be considered that Property for purposes of this Exhibit F, and if the acquiring entity’s disposition of such Property would cause the Contributor to recognize gain or loss as a result thereof, the transferred Property still shall be considered that Property for purposes of this Exhibit F; and (3) in the event of a merger or consolidation involving the Operating Partnership and a Successor Partnership, the Successor Partnership shall have agreed in writing for the benefit of the Contributor that all of the restrictions of this Exhibit F shall apply with respect to each Property, or (ii) with respect to each Contributor, the adjusted taxable basis of the Property has increased in the hands of the Operating Partnership to fair market value as a result of a taxable disposition of the Partnership Units received in the

Exhibit F

Formation Transactions or otherwise, such that a taxable disposition of such Property by the Operating Partnership would not result in the allocation of taxable gain to the Contributor pursuant to Section 704(c) of the Code.

(c) The indemnity rights and remedies of the Contributor upon any sale, exchange, or other disposition of any Property or any interest therein (including without limitation, by way of merger, sale of assets or otherwise) under Section 2(a) shall be limited to a claim for monetary damages (including, without limitation, incidental, consequential, indirect and special damages, whether foreseeable or not) against the Operating Partnership or any Successor Partnership. All such damages shall be indemnifiable under Section 3.3 of the Agreement and shall be treated as “Losses” for purposes thereof. Any claim, dispute or controversy arising out of, or in connection with, or in relation to the interpretation, performance or breach of this Exhibit F shall be subject to the provisions of Section 7.1 of the Agreement. For purposes of determining any damages payable by the Operating Partnership or a Successor Partnership to a Contributor pursuant to this Article 2, damages shall be calculated to protect the Contributor or Contributors against all direct and indirect adverse tax consequences. The Operating Partnership acknowledges that any calculation of damages payable to the applicable Contributor or Contributors will not be based on the time value of money or the time remaining within the Restricted Period. All damages shall be due and payable by the Operating Partnership or a Successor Partnership at the time of any sale, exchange or other disposition.

ARTICLE 3—AVAILABILITY OF GUARANTEES

(a) During the Protected Period, the Operating Partnership shall use commercially reasonable efforts to make available to each Contributor the opportunity (a “Guarantee Opportunity”) to make a guarantee of Qualifying Debt of the Operating Partnership pursuant to a Guaranty Agreement in an amount at least equal to the Guarantee Amount. Each Contributor may provide its Guarantee Agreement provided such agreement shall not expand Contributor’s rights hereunder and shall be subject to the reasonable comments and approval of the Operating Partnership. During the Protected Period, if Guaranteed Debt is to be repaid and, immediately after such repayment, the outstanding amount of such Guaranteed Debt would be less than the Guarantee Amount with respect to such Guaranteed Debt, the Operating Partnership shall use commercially reasonable efforts to provide to each Contributor a new Guarantee Opportunity with respect to Qualifying Debt in an amount equal to the Guaranteed Debt being repaid. In the event that the Operating Partnership is required to use commercially reasonable efforts to offer a Guarantee Opportunity pursuant to this Section 3(a), the Operating Partnership will provide the Contributor notice of the type, amount and other relevant attributes of the Qualifying Debt with respect to which the Guarantee Opportunity is offered at least ten (10) business days, to the extent reasonably practicable, but in no event less than five (5) business days prior to the earlier of the closing of the incurrence of such debt and the scheduled repayment of the existing Guaranteed Debt. In the event that the Operating Partnership or a related party repurchases outstanding Guaranteed Debt, whether or not such debt is retired, the repurchase thereof shall be treated as a repayment of the Guaranteed Debt for purposes of this Article 3.

(b) Each Contributor acknowledges that Guarantee Partners other than such Contributor have the right to guarantee debt of the Operating Partnership on terms which are

Exhibit F

similar to the terms set forth in this Exhibit F. The Operating Partnership shall use commercially reasonable efforts to offer each Guarantee Opportunity to the Guarantee Partners (including the Contributors) on a pro rata basis, based on the proportion of each Guarantee Partner’s Guarantee Amount to the aggregate Guarantee Amounts of all Guarantee Partners, unless the Guarantee Partners agree to accept Guarantee Opportunities on other than a pro rata basis.

(c) The Operating Partnership agrees to file its tax returns taking the position that the Guaranteed Debt is allocable to the Contributor guaranteeing such debt for purposes of Section 752 of the Code, absent a determination to the contrary by the Internal Revenue Service. However, the Operating Partnership makes no representation or warranty to Contributor that any guarantee entered into pursuant to Section 3(a) shall be respected for federal income tax purposes so as to enable Contributor to be considered to bear the “economic risk of loss” with respect to the indebtedness thereby guaranteed by Contributor for purposes of either Section 752 or Section 465 of the Code.

(d) The indemnity rights and remedies of each Contributor for a breach or violation of the covenants set forth in Section 3(a) shall be limited to a claim for monetary damages (including, without limitation, incidental, consequential, indirect and special damages, whether foreseeable or not) against the Operating Partnership or any Successor Partnership. All such damages shall be indemnifiable under Section 3.3 of the Agreement and shall be treated as “Losses” for purposes thereof. Any claim dispute or controversy arising out of, or in connection with, or in relation to the interpretation, performance or breach of this Exhibit F shall be subject to the provisions of Section 7.1 of the Agreement. For purposes of determining any damages payable by the Operating Partnership or a Successor Partnership to a Contributor pursuant to this Article 3, damages shall be calculated to protect the Contributor or Contributors against all direct and indirect adverse tax consequences. The Operating Partnership acknowledges that any calculation of damages payable to the applicable Contributor or Contributors will not be based on the time value of money or the time remaining within the Restricted Period. All damages shall be due and payable by the Operating Partnership or a Successor Partnership at the time of any sale, exchange or other disposition.

(e) The Operating Partnership shall not be obligated to undertake efforts to maintain any level of indebtedness in excess of the amounts specifically required to meet the obligations set forth above in this Article 3.

ARTICLE 4—NOTICE

In the event that the Contributors cease to satisfy the requirements of the Partnership Units Sale Restriction, the Contributors shall notify the parties listed below. Any notice to be given hereunder shall be given in writing by personal delivery or by registered or certified mail, postage prepaid, return receipt requested, and shall be deemed communicated as of the date of personal delivery (including delivery by overnight courier). Mailed notices shall be addressed as set forth below, but any party may change the address set forth below by written notice to Contributors.

Philadelphia Plaza – Phase II

c/o Thomas Development Partners

Exhibit F

355 South Grand Avenue, Suite 2820

Los Angeles, California 90071

Phone: (213) 613-1900

Facsimile: (213) 613-1903

Attention: James A. Thomas

Maguire Partners – Master Investments, LLC

c/o Gilchrist & Rutter

Wilshire Palisades Building

1299 Ocean Avenue, Suite 900

Santa Monica, CA 90401

Phone: (310) 393-4000

Facsimile: (310) 394-4700

Attn: Paul S. Rutter, Esq.

Exhibit F